Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Employee Stock Purchase Plan and the 2014 Equity Incentive Plan of Arista Networks, Inc., of our reports dated February 25, 2016, with respect to the consolidated financial statements of Arista Networks, Inc., and the effectiveness of internal control over financial reporting of Arista Networks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
February 25, 2016